As filed with the Securities and Exchange Commission on July 13, 2001
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                              SPORTING MAGIC, INC.
               (Exact name of issuer as specified in its charter)

           Delaware                                       95-4675095
(State or jurisdiction of                      (IRS Employer Identification No.)
incorporation or organization)


          17337 Ventura Boulevard, Suite 224, Encino, California 91316
                    (Address of Principal Executive Offices)

                      COMPENSATION & CONSULTING AGREEMENTS
                            Dated as of July 6, 2001
                           between the Registrant and
             Buddy Young, L. Stephen Albright and Dennis Spiegelman
                                 (compensation)
                     Mel Powell, Jane Powell, David Wolfson,
                          John Skouras and Jack Kerness
                                  (consultants)
                            (Full title of the plan)

                                   Buddy Young
                       17337 Ventura Boulevard, Suite 224
                            Encino, California 91316
                     (Name and address of agent for service)

                                 (818) 784-0040
          (Telephone Number, including area code, of agent for service)
                                    ---------

                          Copies of Communications to:

                            L. Stephen Albright, Esq.
                       17334 Ventura Boulevard, Suite 224
                                Encino, CA 90067
                             (818) 784-0040, ext 23
                                   ----------
        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement

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                       Calculation of Registration Fee
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Title of                        Proposed         Proposed
securities     Amount           maximum          maximum            Amount of
to be          to be            offering price   aggregate          registration
registered     registered       per share(1)     offering price(2)  fee
--------------------------------------------------------------------------------

Common Stock   175,000 shares      $0.15           $26,250           $6.56
par value $
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     (1) These shares are issuable as compensation  pursuant to compensation and consulting agreements dated as of July 6, 2001, between the Registrant and the seven (7) individuals. Solely for purpose of calculating the registration fee, the offering price and the amount of the fee for these shares were computed in accordance with Rule 457(h)(1) and Rule 457(c), based upon the average bid and asked prices for the shares of the Registrant's common stock on July 10, 2001.









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                                     PART I

     INFORMATION REQUIRED IN THE SECTION 10a) PROSPECTUS The documents containing the information specified in Part I of Form S-8 need not be filed with the Securities and Exchange Commission (the "Commission")either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"), but will be delivered as required by Rule 428(b)(1)under the Securities Act.

                                     PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference in this registration statement:

     (a) The registrant's annual report on Form 10-KSB for the year ended August 31, 2000, as filed on November 20, 2000 (the "Annual Report"), as amended on Form 10-KSB/A dated November 29, 2000 and filed November 29, 2000.

     (b) The registrant's quarterly report on Form 10-QSB for the quarter ended May 31, 2001, as filed on July 11, 2001.

     (c) The registrant's disclosure/information/proxy statement on Schedule 14A, as filed on May 30, 2001.

     (d) Part I, Item 8, of Amendment No. 3 to the registrant's registration statement on Form 10-SB, as filed on April 14, 1999, describing the registrant's class of common stock which is registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act").

     In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for the registrant by L. Stephen Albright, attorney at law, Encino (Los Angeles), California. The financial statements incorporated in Item 3 of this registration statement by reference to the Annual Report have been so incorporated in reliance on the report of Farber & Hass LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



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ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any director or officer against expenses (including attorneys' fees), judgments, fines and settlements arising in connection with a legal proceeding (other than an action by or in the right of the corporation) to which such a person is a party, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Unless the person is successful upon the merits in such an action, indemnification may be awarded only after a determination is made by independent decision of the Board of Directors or a committee of the Board, by independent legal counsel, or by a vote of the stockholders that the applicable standard of conduct was met by the person to be indemnified. The circumstances under which indemnification is granted in connection with an action brought by or on behalf of the corporation are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually and reasonably incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any matter as to which the person is adjudged to have been liable to the corporation, unless and to the extent that a court determines that the person is fairly and reasonably entitled to indemnification. Section 145 also provides that indemnification pursuant to its provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 102(b)(7) of the DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighth of the registrant's certificate of incorporation provides that the registrant shall, to the full extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify all persons whom it may indemnify pursuant thereto. Article Eighth of the certificate of incorporation also provides that the personal liability of the registrant's directors is eliminated to the fullest extent permitted by
Section 102(b)(7) of the DGCL, as the same may be amended and supplemented from time to time.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

     The following documents are filed or incorporated by reference as part of this Registration Statement:

4.1  Facsimile of specimen common stock certificate(1)

4.2  Certificate of Incorporation(2)



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4.3      Certificate of Amendment dated March 11, 1987(1)

4.4      Certificate of Amendment dated September 18, 1990(1)

4.5      Certificate of Amendment dated August 5, 1998(2)

4.6      Certificate of Merger(2)

4.7      By-laws(2)

4.8      Certificate of Amendment dated June 2, 2000 (name change)

4.9      Certificate of Amendment dated June 25, 2001 (reverse stock split)

4.10 Form of Compensation Agreement by and between the registrant and each of L. Stephen Albright (as to 50,000 shares registered hereunder), Buddy Young (as to 50,000 shares registered hereunder) and Dennis Spiegelman (as to 5,000 shares registered hereunder).

4.11 Form of Consulting Agreement by and between the registrant and each of Mel Powell (as to 5,000 shares registered hereunder), Jane Powell (as to 5,000 shares registered hereunder), John Skouras (as to 5,000 shares registered hereunder) and Jack Kerness (as to 5,000 shares registered hereunder) and David Wolfson (as to 50,000 shares registered hereunder)

5.1 Opinion of L. Stephen Albright

23.1 Consent of Farber & Hass LLP

23.2 Consent of L. Stephen Albright (included in Exhibit 5.1)

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(1) Previously  filed as an exhibit to the  registrant's  annual report on  Form
10-KSB for the year ended August 31, 1999, as filed on October 21, 1999. However, on June 2, 2000, registrant changed its name to "Sporting Magic, Inc.". Registrant continues to use the stock certificates which bear its former name "Advanced Knowledge, Inc." but with the new name stamped on the certificate. A specimen of which is attached.

(2) Previously filed as an exhibit to the registrant's registration statement on Form 10-SB, as filed on January 7, 1999, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;



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                  (ii) To reflect in the  prospectus  any facts or events which, individually  or  together,  represent  a  fundamental  change  in  the
         information  in  the  registration   statement.   Notwithstanding   the
         foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii)To include any additional or changed material information on the plan of distribution.

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant under the Exchange Act.

                  (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bonafide offering thereof.

                  (3)  To  file  a  post-effective   amendment  to  remove  from
registration any of the securities that remain unsold at the end of the offering. (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Los Angeles (Encino), County of Los Angeles, State of California, on the 13th day of July, 2001.

                                       SPORTING MAGIC, INC.

                                       By:    /s/ Buddy Young
                                           ---------------------
                                       Buddy Young President and Chief Executive
                                       Officer






     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature                          Title                         Date
  ---------                          -----                         ----

/s/ Buddy Young             President, Chief Executive             July 13, 2001
----------------------      Officer, Chief Financial Officer
                            and Director (Principal Executive,
                            Financial and Accounting Officer

/s/ L Stephen Albright      Director                               July 13, 2001
----------------------

/s/ Dennis Spiegelman       Director                               July 13, 2001
----------------------







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